  Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

            We hereby consent to the incorporation by reference in this registration statement on Form S-8 of Register.com, Inc. of our reports dated February 14, 2003 with respect to the financial statements and financial statement schedule of Register.com, Inc., which reports appear in Register.com, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

New York, New York
December 18, 2003